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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                               BOFI HOLDING, INC.

      Pursuant to the provisions of Sections 103 and 242 of the Delaware Corporation Law, the undersigned certifies as follows:

      1. The first paragraph of Article IV of the Certificate of Incorporation of BofI Holding, Inc. is amended in its entirety to provide as follows:

      "The total number of shares of stock of all classes which the corporation shall have authority to issue is 26,000,000, consisting of 25,000,000 shares of Common Stock having a par value of $0.01 per share, and 1,000,000 shares of Preferred Stock having a par value of $0.01 per share."

      2. The foregoing amendment was adopted by the directors of the corporation and by the holders of at least a majority of the outstanding shares of stock entitled to vote thereon in accordance with the provisions of Section 242 of the Delaware Corporation Law.

      IN WITNESS WHEREOF, BofI Holding, Inc. has caused this certificate to be signed by its Secretary this 24th day of January, 2005.


                                                /s/ JERRY ENGLERT
                                                -------------------------------
                                                Name: Jerry Englert
                                                Title: Chairman